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Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Preston Romm	Kirsten Garvin
Chief Financial Officer	Investor Relations
Tel: 760-931-5500	Tel: 760-476-3811
Email: investors@dothill.com	Email: kirsten.garvin@dothill.com

Dot Hill Systems Corp. Announces Pricing of Follow-On Offering

        CARLSBAD, Calif.—September 18, 2003—Dot Hill Systems Corp. (NASDAQ: HILL) today announced a public offering of 10,000,000 shares of common stock at a price to the public of $15.50 per share. Of these shares, 8,672,000 shares will be offered by the company and 1,328,000 shares will be offered by certain selling stockholders. Dot Hill and the selling stockholders have granted the underwriters an option to purchase up to an additional 1,500,000 shares solely to cover over-allotments, if any. Lehman Brothers will manage the offering. Deutsche Bank Securities, RBC Capital Markets and Roth Capital Partners are serving as co-managing underwriters.

        A registration statement relating to 10,350,000 shares of common stock being offered in this public offering was filed with and has been declared effective by the Securities and Exchange Commission. An additional registration statement was filed earlier today and became effective pursuant to Rule 462(b) of the Securities Act covering the additional shares of common stock being offered in this public offering. This press release shall not constitute an offer to sell or solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Copies of the final prospectus relating to the offering may be obtained from the offices of Lehman Brothers, c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, phone: 631-254-7106, fax: 631-254-7268, Email:niokioh_wright@adp.com.

        Dot Hill Systems Corp. is a provider of storage systems for organizations requiring high reliability, high performance networked storage and data management solutions in an open systems architecture. Its products include the SANnet® II family of storage systems.

        Dot Hill, the Dot Hill logo, and SANnet, are trademarks of Dot Hill Systems Corp.

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Dot Hill Systems Corp. Announces Pricing of Follow-On Offering